EXHIBIT 5
[BLANK ROME LLP LETTERHEAD]

August 24, 2005

GigaBeam Corporation
470 Spring Park Place, Suite 900
Herndon, Virginia 20170

Re: GigaBeam Corporation
Registration Statement on Form SB-2 (File No. 333-127054)

Gentlemen:

We have acted as counsel to GigaBeam Corporation, a Delaware corporation (“GigaBeam”), in connection with the Registration Statement on Form SB-2 (File No. 333-127054), as amended, (the “Registration Statement”) filed by GigaBeam with the Securities and Exchange Commission on July 29, 2005 under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by certain selling security holders of GigaBeam (the “Selling Security Holders”) of up to 2,197,705 shares (the “offered shares”) of the common stock, $0.001 par value per share of GigaBeam (“Common Stock”) and up to 1,264,930 redeemable common stock purchase warrants (the “offered warrants”) issued by GigaBeam to the Selling Security Holders. The offered warrants include: (a) 1,127,700 warrants issued by GigaBeam in a private placement from May through July 2005, (b) 92,500 warrants issued by GigaBeam in June and July 2005, and (c) 44,730 warrants issued by GigaBeam in June and July 2005. The offered shares include: (i) 92,500 shares issued by GigaBeam in June and July 2005 (the "Outstanding Offered Shares"), (ii) 1,264,930 shares issuable upon exercise of the offered warrants, (iii) 632,465 shares reserved for issuance in the event certain adjustments are required to be made to the offered warrants, (iv) 153,080 shares issuable upon exercise of stock purchase options granted by GigaBeam in July 2005, (v) 44,730 shares issuable upon exercise of options granted by GigaBeam in June 2005, and (vi) 10,000 shares issuable upon exercise of certain non-redeemable warrants issued by GigaBeam in December 2004 (the shares referred to in clauses (ii) through (vi) being referred to herein as the "Other Offered Shares").

In our capacity as counsel to GigaBeam, we have examined the original or certified copies of such records of GigaBeam and such agreements, certificates of public officials, certificates of officers or representatives of GigaBeam and others, and such other documents, as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed and relied on, as to questions of fact and mixed questions of law and fact, the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of GigaBeam and others. This opinion is limited to the Delaware General Corporation Law.

GigaBeam Corporation
August 24, 2005

Based upon and subject to the foregoing, we are of the opinion that:

(1)	the offered warrants are duly and validly issued, fully paid and non-assessable; and

(2)	the Outstanding Offered Shares are duly and validly issued, fully paid and non-assessable; and

(3)
the Other Offered Shares, when sold, paid for and issued in accordance with the terms of the respective warrants and options relating thereto, will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as your counsel under the caption “Legal Matters” in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME LLP

BLANK ROME LLP